EXHIBIT 10.1

DIME COMMUNITY BANK
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Effective as of October 1, 2021

DIME COMMUNITY BANK
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

This Dime Community Bank Supplemental Executive Retirement Plan is effective as of October 1, 2021. The purpose of this Plan is to assist the Bank in retaining the services of key employees, to induce such employees to use their best efforts to enhance the business of the Bank, and to provide certain supplemental retirement benefits to such employees.  Capitalized terms used in this Plan have the meanings set forth below in Section 1, Definitions.
The benefits provided under this Plan are intended to constitute deferred compensation for a select group of management or highly compensated employees for purposes of ERISA.  In this respect, this Plan is specifically designed to provide certain key employees with retirement benefits that would have been provided under certain tax-qualified retirement plans sponsored by the Bank but for the applicable limitations placed on benefits and contributions under such plans by certain provisions of the Code.
This Plan is intended to comply with Section 409A of the Code and the regulations promulgated thereunder.  This Plan is also intended to qualify as a “top hat” plan for purposes of ERISA.

1. Definitions
Where the following words and phrases appear in this Plan, they shall have the respective meaning as set forth below unless the context clearly indicates the contrary.
1.1 “401(k) Plan” means the Dime Community Bank 401(k) Plan.
1.2 “401(k) Applicable Limitations” means one or more of the following, as applicable: (i) the maximum limitations on annual additions to a tax-qualified defined contribution plan under Section 415(c) of the Code; (ii) the maximum limitation on the annual amount of compensation, under Section 401(a)(17) of the Code, that may be taken into account under tax-qualified plans; or (iii) the maximum limitation on matching contributions that may, under Section 401(m) of the Code, be taken into account in determining contributions to and benefits under tax-qualified plans.
1.3 “Actuary” shall mean the firm which provides actuarial services for the BNB Bank Pension Plan and The Retirement Plan of Dime Community Bank or such other firm as may be appointed by the Committee from time to time to provide actuarial services for the Plan.
1.4 “Annual 401(k) Credit” means the amount credited to the Participant’s Supplemental 401(k) Account, determined as set forth in Section 4.1 hereof.
1.5 “Annual Pension Credit” means the amount credited to the Participant’s Supplemental Pension Account, determined as set forth in Section 5.1 hereof.
1.6 “Bank” means Dime Community Bank.

1.7 “Beneficiary” means the person designated by the Participant under this Plan to receive the Supplemental 401(k) Account and Supplemental Pension Account in the event of the Participant’s death.  The Beneficiary may be different than the Participant’s beneficiary under the 401(k) Plan and Pension Plan.
1.8 “Board of Directors” means the Board of Directors of the Bank.
1.9 “Change in Control” shall mean (i) a change in the ownership of the Bank or the Company, (ii) a change in the effective control of the Bank or Company, or (iii) a change in the ownership of a substantial portion of the assets of the Bank or Company, in each instance as described below.
(A) A change in ownership occurs on the date that any one person, or more than one person acting as a group (as defined in Treasury regulation section 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the Bank or Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation.

(B) A change in the effective control of the Bank or Company occurs on the date that either (i) any one person, or more than one person acting as a group (as defined in Treasury regulation section 1.409A-3(i)(5)(v)(B)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Bank or Company possessing 30% or more of the total voting power of the stock of the Bank or Company, or (ii) a majority of the members of the Bank’s or Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Bank’s or Company’s board of directors prior to the date of the appointment or election, provided that this sub-section “(ii)” is inapplicable where a majority shareholder of the Bank or Company is another corporation.

(C) A change in a substantial portion of the Bank’s or Company’s assets occurs on the date that any one person or more than one person acting as a group (as defined in Treasury regulation section 1.409A-3(i)(5)(vii)(C)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Bank or Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of (i) all of the assets of the Bank or Company, or (ii) the value of the assets being disposed of, either of which is determined without regard to any liabilities associated with such assets.  For all purposes hereunder, the definition of Change in Control shall be construed to be consistent with the requirements of Treasury regulation section 1.409A-3(g)(5).
1.10 “Code” means the Internal Revenue Code of 1986, as amended from time to time.  Reference to a specific provision of the Code shall include such provision, any valid regulation or ruling promulgated thereunder and any comparable provision of future law that amends, supplements or supersedes such provision.
1.11 “Committee” means the Compensation Committee of the Board of Directors.

1.12 “Company” means Dime Community Bancshares, Inc.
1.13 “Compensation” means Compensation as defined in the 401(k) Plan or the Pension Plan, as applicable, for purposes of benefit accruals, but without regard to any limitation imposed by Section 401(a)(17) of the Code.  Notwithstanding anything to the contrary in this Plan, Compensation shall not include any amounts paid to a Participant under the legacy BNB Bank Supplemental Executive Retirement Plan or the legacy Benefit Maintenance Plan of Dime Community Bancshares, Inc. (collectively, the “Legacy Plans”), and accordingly a Participant’s benefit under this Plan shall not be increased by any payments under the Legacy Plans.
1.14 “Employee” means an employee of the Employer.
1.15 “Employer” means the Bank or the Company, as applicable, and any successors by merger, purchase, reorganization or otherwise.  If a subsidiary or affiliate of the Employer adopts this Plan, it shall be deemed the Employer with respect to its employees.
1.16 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time. Reference to a specific provision of ERISA shall include such provision, any valid regulation or ruling promulgated thereunder and any comparable provision of future law that amends, supplements or supersedes such provision.
1.17 "Hour of Service" means, (1) each hour for which an Employee is directly or indirectly compensated or entitled to compensation by the Employer for the performance of duties (these hours will be credited to the Employee for the computation period in which the duties are performed); (2) each hour for which an Employee is directly or indirectly compensated or entitled to compensation by the Employer (irrespective of whether the employment relationship has terminated) for reasons other than performance of duties (such as vacation, holidays, sickness, jury duty, disability, lay-off, military duty or leave of absence) during the applicable computation period (these hours will be calculated and credited pursuant to Department of Labor regulation §2530.200b-2 which is incorporated herein by reference); (3) each hour for which back pay is awarded or agreed to by the Employer without regard to mitigation of damages (these hours will be credited to the Employee for the computation period or periods to which the award or agreement pertains rather than the computation period in which the award, agreement or payment is made). The same Hours of Service shall not be credited both under (1) or (2), as the case may be, and under (3).
For purposes of (2) above, a payment shall be deemed to be made by or due from the Employer regardless of whether such payment is made by or due from the Employer directly, or indirectly through, among others, a trust fund, or Insurer, to which the Employer contributes or pays premiums and regardless of whether contributions made or due to the trust fund, Insurer, or other entity are for the benefit of particular Employees or are on behalf of a group of Employees in the aggregate.
1.18 “Participant” means an Employee who has been designated for participation in this Plan pursuant to Section 2.1.
1.19 “Pension Plan” means the BNB Bank Pension Plan.

1.20 “Pension Plan Applicable Limitations” means one or more of the following, as applicable: (i) the maximum limitations on annual benefits payable by a tax-qualified defined benefit plan under Section 415(b) of the Code; or (ii) the maximum limitation on the annual amount of compensation, under Section 401(a)(17) of the Code, that may be taken into account in determining contributions to and benefits under tax-qualified plans.
1.21 "Period of Service" means the aggregate of all periods commencing with the Employee's first day of employment or reemployment with the Employer or Affiliated Employer and ending on the date a 1 Year Break in Service begins. The first day of employment or reemployment is the first day the Employee performs an Hour of Service. A month/day of service will be credited for each month/day in which the Employee performs an Hour of Service. Fractional periods of a year will be expressed in terms of months.
For purposes of determining the contribution credit under Section 5.1, an Employee's Period of Service begins January 1, 2021, and ends on the date such Employee severs employment with the Employer or is no longer a member of an eligible class of Employees.  However, for purposes of recognizing the period limitation referenced in that section, Periods of Service taken into account under the BNB Bank Pension Plan shall be taken into account.
1.22 “Plan” means this Dime Community Bank Supplemental Executive Retirement Plan, as set forth herein and as may be amended from time to time.
1.23 “Plan Year” means the period from January 1 to December 31.
1.24 “Separation from Service” means the Employee’s death, retirement or other termination of employment with the Bank within the meaning of Section 409A of the Code.  A Separation from Service shall not be deemed to occur due to military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six months or, if longer, so long as the Employee’s right to reemployment is provided by law or contract.  If the leave exceeds six months and the Employee’s right to reemployment is not provided by law or by contract, then the Employee shall have a Separation from Service on the first date immediately following such six-month period.
Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Employer and Employee reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the employee would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than 50% of the average level of bona fide services performed over the immediately preceding 36 months (or such lesser period of time in which the Participant performed services for the Bank).  The determination of whether a Participant has had a Separation from Service shall be made by applying the presumptions set forth in the Treasury Regulations under Section 409A of the Code.
1.25 “Specified Employee” means any Participant who also satisfies the definition of “key employee” as such term is defined in Section 416(i) of the Code (without regard to paragraph 5 thereof).

1.26 “Supplemental 401(k) Account” means the bookkeeping account to which a Participant’s Annual 401(k) Credits and earnings thereon are credited.
1.27 “Supplemental Pension Account” means the bookkeeping account to which a Participant’s Annual Pension Credits are credited.
1.28 “Treasury Regulations” means the regulations set forth in Title 26 of the Code of Federal Regulations, including any proposed regulations that may be relied upon.
2. Participation and Vesting
2.1 Designation to Participate.  Each Employee that is selected by the Committee to participate in this Plan shall be set forth on Exhibit A attached hereto and made a part hereof.  Upon designation by the Committee, and subject to the approval of the Board of Directors, other Employees may become Participants at any time during a Plan Year provided that such Employee is in a select group of management or a highly compensated employee for purposes of ERISA.  The Committee may designate, subject to the approval of the Board of Directors, an Employee to receive either: (i) the Annual Pension Credit and Annual 401(k) Credit in this Plan, or (ii) the Annual 401(k) Credit only.
2.2 Continuation of Participation.  An Employee who has become a Participant shall remain a Participant so long as benefits are payable to or with respect to such person under this Plan.
2.3 Vesting.  Each Participant’s Supplemental 401(k) Account and Supplemental Pension Account shall be 100% vested at all times.
3. Account
3.1 Supplemental 401(k) Account.  The Bank shall maintain for each Participant a Supplemental 401(k) Account to which it shall credit all amounts credited thereto in accordance with Section 4.1 and 4.2 of this Plan.
3.2 Supplemental Pension Account.  The Bank shall maintain for each Participant a Supplemental Pension Account to which it shall credit all amounts credited thereto in accordance with Section 5.1 of this Plan.
3.3 Unsecured Creditor.  The Participant’s interest in his or her Supplemental 401(k) Account and Supplemental Pension Account is limited to the right to receive payments under this Plan, and the Participant’s position is that of a general unsecured creditor of the Bank.
4. Supplemental 401(k) Account
4.1 Annual 401(k) Credit: Employer Contributions.  For each Plan Year, the Employer shall credit to a Participant’s Supplemental 401(k) Account an amount equal to the employer matching contributions that would have otherwise been credited to the Participant under the 401(k) Plan during that Plan Year.  The matching contributions to this Plan shall be computed based on the Participant’s Compensation in excess of the 401(k) Applicable Limitations and without regard to whether the Participant actually deferred any portion of Compensation pursuant to the 401(k) Plan.  If a Participant initially becomes entitled to participate on or after January 1, 2022, Employer contributions made on that Participant’s behalf shall be limited to the pro-rata portion of the Participant’s Compensation for the Plan Year after the individual was named a Participant and if a Participant becomes entitled to participate in this Plan at any time during 2021, such Participant’s Compensation shall include the full 2021 calendar year.
4.2 Additional Discretionary Contributions.  The Bank may make additional employer discretionary contributions to any Participant under this Plan, without regard to linking any additional discretionary contributions to the 401(k) Plan.  Additional discretionary contributions need not be uniformly made to all Participants.
4.3 Employee Contributions.  Participants may not make any contributions to this Plan.
4.4 Investment of Supplemental 401(k) Account.  A Participant’s Supplemental 401(k) Account shall be credited with earnings or losses on an annual basis in the same percentage as the aggregate earnings or losses in the Participant’s account under the 401(k) Plan.
4.5 Statement of Deferred Compensation Account.  The Bank shall provide each Participant, within ninety (90) days following the end of the Plan Year, a statement setting forth the balance of the Participant’s Supplemental 401(k) Account as of the last day of the Plan Year.
5. Supplemental Pension Account
5.1 Annual Pension Credit: Employer Contributions.  For each year the Plan is in effect, a credit shall be made to each Participant’s Supplemental Pension Account in an amount to be calculated by the Actuary as follows:
a.
By determining the benefit accrual such Participant would have received for the year, had he been a Participant classified as a Tier 1 Employee under the provisions of the BNB Bank Pension Plan as in effect on February 1, 2021, without regard to any modifications thereafter, reflecting only Compensation and Periods of Service commencing no earlier than January 1, 2021; and

b.
Determining the Actuarial Present Value of such benefit accrual as though it became payable, without reduction or increase of any sort, at the Normal Retirement Date specified under this Plan, using an interest rate of 5% per annum, no pre-retirement mortality, and the “Applicable Mortality Table” under Section 417(e)(3)(B) of the Code for the year for which the accrual has been calculated, post-retirement; and

c.
Subtracting from the result in Section 5.1(b) above, the Actuarial Present Value of the benefit accrual actually received by the Participant under the BNB Pension Plan for the corresponding period, if any, determined using the same assumptions and methodology described in Section 5.1(b); and

d.	Dividing by the Participant’s Compensation for the year to yield the percentage of Compensation to be allocated to the Participant’s account, rounded to the nearest one-tenth of one percent; and
e.	Multiplying the result in Section 5.1(d) by the Participant’s Compensation.
f.	For the 2021 Plan Year only, by multiplying the result in Section 5.1(e) by 11/12.
5.2   Investment of Supplemental Pension Account.  A Participant’s Supplemental Pension Account shall be credited with interest at the rate of 5.0% per annum.
5.3 Statement of Deferred Compensation Account.  The Bank shall provide each Participant, within ninety (90) days following the end of the Plan Year, a statement setting forth the balance of the Participant’s Supplemental Pension Account as of the last day of the Plan Year.
6. Distribution of the Supplemental 401(k) Account and Supplemental Pension Account
6.1 Time of Payment of the Supplemental 401(k) Account and Supplemental Pension Account.  The Supplemental 401(k) Account and Supplemental Pension Account shall be payable to the Participant (or the Participant’s Beneficiary) in a lump sum within thirty (30) days of the first to occur of:
(a)	the Participant’s “Separation from Service,” other than due to death;
(b)	the Participant’s death; or
(c)	a Change in Control of the Bank or the Company.
Notwithstanding anything herein to the contrary, if the Participant is a Specified Employee and the distribution under this Section 6.1 is due to the Participant’s Separation from Service (other than due to death), then solely to the extent necessary to avoid penalties under Section 409A of the Code, the distribution (or any part thereof) shall be delayed and paid on the first day of the seventh month following Separation from Service.
7. Administration of this Plan
7.1 Committee; Duties.  This Plan shall be administered by the Committee.  The Committee shall have the authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions,  including interpretations of this Plan, that may arise in connection with the administration of this Plan; provided, however, that any such interpretations, rules and/or regulations shall be consistent with the requirements of Section 409A of the Code and any Treasury Regulations or other guidance issued thereunder.
7.2 Agents.  The Committee may, from time to time, employ other agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Employer.

7.3 Binding Effect of Decisions.  The decision or action of the Committee regarding of any question arising out of or in connection with the administration, interpretation and application of this Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Plan.
7.4 Indemnity of Committee.  The Employer shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan, except in the case of gross negligence or willful misconduct.
8. Claims Procedure
8.1 Claim.  Any person claiming a benefit, requesting an interpretation or ruling under this Plan, or requesting information under this Plan shall present the request in writing to the Committee which shall respond in writing within thirty (30) days.
8.2 Denial of Claim.  If the claim or request is denied, the written notice of denial shall state:
(a)	the reason for denial, with specific reference to this Plan provisions on which the denial is based.
(b)	a description of any additional material or information required and an explanation of why it is necessary.
(c)	an explanation of this Plan‘s claim review procedure.
8.3 Review of Claim.  Any person whose claim or request is denied or who has not received a response within thirty (30) days may request review by notice given in writing to the Committee. The claim or request shall be reviewed by the Committee who may, but shall not be required to, grant the claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.
8.4 Final Decision.  The decision on review shall normally be made within sixty (60) days. If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time limit shall be one hundred twenty (120) days. The decision shall be in writing and shall state the reason and the relevant plan provisions. All decisions on review shall be final and bind all parties concerned.
8.5 Arbitration.  If a claimant continues to dispute the benefit denial based upon completed performance of this Plan or the meaning and effect of the terms and conditions thereof, then the claimant may submit the dispute to mediation, administered by the American Arbitration Association (“AAA”) (or a mediator selected by the parties) in accordance with the AAA’s Commercial Mediation Rules.  If mediation is not successful in resolving the dispute, it shall be settled by arbitration administered by the AAA under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

9. Amendment or Termination
9.1 Amendment of Plan. The Board shall have the right to amend or terminate this Plan, in whole or in part, provided, however, that no amendment shall reduce any Participant’s vested and accrued benefits.
9.2  Plan Termination.  Subject to the requirements of Section 409A of the Code and the Treasury Regulations, in the event of the termination of this Plan, this Plan shall cease to operate and all benefits shall be immediately payable to the Participant by the Bank as if the Participant had terminated employment as of the effective date of the complete termination.  Such complete termination of this Plan shall occur only under the following circumstances and conditions:
(a)
The Board may terminate this Plan within twelve (12) months of a corporate dissolution taxed under Section 331 of the Code, or with approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under this Plan are included in the Participant’s gross income in the latest of (i) the calendar year in which this Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

(b)
The Board may terminate this Plan by irrevocable action within the thirty (30) days preceding, but not following, a Change in Control, provided that this Plan shall only be treated as terminated if all substantially similar arrangements sponsored by the Employer are terminated so that the Participant and all participants under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the date of the termination of the arrangements.

(c)
The Board may terminate this Plan provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Bank or Company; (ii) all arrangements sponsored by the Bank that would be aggregated with this Plan under Treasury Regulations Section 1.409A-1(c) if the Participant covered by this Plan was also covered by any of those other arrangements are also terminated; (iii) no payments other than payments that would be payable under the terms of the arrangement if the termination had not occurred are made within twelve (12) months of the termination of the arrangement; (iv) all payments are made within twenty-four (24) months of the termination of the arrangements; and (v) the Bank does not adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulations Section 1.409A-1(c) if the Participant participated in both arrangements, at any time within three years following the date of termination of the arrangement.

10. Miscellaneous
10.1 Unfunded Plan. This Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of management or highly compensated employees. However, the Employer may elect to fund for the benefits of Participants as described in Section 10.3 below.  This Plan will continue to be unfunded for tax purposes and Title I of ERISA even if benefits are funded by the Employer under Section 10.3 below.
10.2 Unsecured General Creditor. The Participant and his Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interest or claims in any property or assets of the Employer, nor shall they be beneficiaries of, or have any rights, claims or interests in any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by the Employer. Such policies or other assets of the Employer shall not be held under any trust for the benefit of Participants, their Beneficiaries, heirs, successors or assigns, or held in any way as collateral security for the fulfilling of the obligations of Employer under this Plan. Any and all of the Employer‘s assets shall be, and remain, the general, unpledged, unrestricted assets of the Employer. The Employer‘s obligation under this Plan shall be that of an unfunded and unsecured promise of the Employer to pay money in the future.
10.3 Trust Fund. The Employer shall be responsible for the payment of all benefits provided under this Plan. At its discretion, the Employer may establish one (1) or more rabbi trusts, with such trustees as the Board may approve, for the purpose of providing for payment of such benefits. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Employer‘s creditors. To the extent any benefits provided under this Plan are actually paid from any such rabbi trust, the Employer shall have no further obligation with respect thereto, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by, the Employer.
10.4 Nonassignability. Neither the Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and nontransferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant‘s or any other person‘s bankruptcy or insolvency.
10.5 Expenses of Plan. All expenses of this Plan will be paid by the Employer.

10.6 Payment of Employment and Section 409A of the Code Taxes.  Any distribution under this Plan shall be reduced by the amount of any taxes required to be withheld from such distribution.  This Plan shall permit the acceleration of the time or schedule of a payment to pay employment related taxes as permitted under Treasury regulation Section 1.409A-3(j) or to pay any taxes that may become due at any time that the arrangement fails to meet the requirements of Section 409A of the Code and the Treasury Regulations and other guidance promulgated thereunder.  In the latter case, such payments shall not exceed the amount required to be included in income as the result of the failure to comply with the requirements of Section 409A of the Code.
10.7 Acceleration of Payments.  Except as specifically permitted herein or in other sections of this Plan, no acceleration of the time or schedule of any payment may be made hereunder.  Notwithstanding the foregoing, payments may be accelerated hereunder by the Bank, in accordance with the provisions of Treasury Regulation Section 1.409A-3(j)(4) and any subsequent guidance issued by the United States Treasury Department.  Accordingly, payments may be accelerated, in accordance with requirements and conditions of the Treasury Regulations (or subsequent guidance) in the following circumstances: (i) as a result of certain domestic relations orders; (ii) in compliance with ethics agreements with the Federal government; (iii) in compliance with ethics laws or conflicts of interest laws; (iv) in limited cash-outs (but not in excess of the limit under Section 402(g)(1)(B)) of the Code; (v) in the case of certain distributions to avoid a non-allocation year under Section 409(p) of the Code; (vi) to apply certain offsets in satisfaction of a debt of the Participant to the Bank; (vii) in satisfaction of certain bona fide disputes between the Participant and the Bank; or (viii) for any other purpose set forth in the Treasury Regulations and subsequent guidance.
10.8 Participation by Subsidiaries and Affiliates. If any entity is now or hereafter becomes a subsidiary or affiliated company of the Bank or the Company and its employees participate in the 401(k) Plan, the Board of Directors may authorize such subsidiary or affiliated entity to participate in this Plan upon appropriate action by such employer necessary to adopt this Plan.
10.9 Delivery of Elections to Committee. All elections, designation, requests, notices, instructions and other communications required or permitted under this Plan from the Employer, a Participant, Beneficiary or other person to the Committee shall be on the appropriate form, shall be mailed by first-class mail or delivered to such address as shall be specified by such Committee, and shall be deemed to have been given or delivered only upon actual receipt thereof by the Committee.
10.10   Delivery of Notice to Participants. All notices, statements, reports and other communications required or permitted under this Plan from the Employer or the Committee to any Participant, Beneficiary or other person, shall be deemed to have been duly given when delivered to, or when mailed by first-class mail, postage prepaid, and addressed to such person at this address last appearing on the records of the Committee.
10.11   Successors.  The provisions of this Plan shall bind and inure to the benefit of the Employer and its successors and assigns.  The term “successors” as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Employer, and successors of any such corporation or other business entity.

11. Construction of this Plan
11.1 Construction of this Plan. The provisions of this Plan shall be construed, regulated, and administered according to the laws of the State of New York, to the extent not superseded by Federal law.
11.2 Validity. In case any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.
[signature page follows]

IN WITNESS WHEREOF, the Bank, acting through its authorized officer, has adopted this Plan.

DIME COMMUNITY BANCSHARES, INC.

DATE: October 28, 2021	By: /s/ Austin Stonitsch
Austin Stonitsch
Executive Vice President, Chief Human Resources Officer